For Immediate Release
July 20, 2006

Media Contact:
John A. Irwin
Evergreen International Aviation, Inc.
Tel: 503.472.9361
Toll Free: 800.472.9361
john.irwin@evergreenaviation.com

Evergreen International Aviation, Inc. Commences Tender Offer and Consent Solicitation for 12% Senior Second Secured Notes Due 2010

McMinnville, OR.--(BUSINESS WIRE)—July 20, 2006
Evergreen International Aviation, Inc., an Oregon corporation (“Evergreen”), announced today that it has commenced a cash tender offer (the "Offer") for any and all of its outstanding $215,000,000 in aggregate principal amount 12% Senior Second Secured Notes Due 2010 (CUSIP No. 30024DAF7) (the "Notes") on the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement (the "Statement") dated July 20, 2006. The Company also is soliciting consents to certain proposed amendments to the indenture governing the Notes.

The purpose of the Offer is to acquire all of the issued and outstanding Notes and to amend or eliminate the principal restrictive covenants, certain events of default and other provisions contained in the Indenture. The Company plans to fund the Offer with the proceeds of a new Senior Secured Credit Facility (the “New Credit Facility”) which is in the process of being arranged.

If all conditions to the tender offer and consent solicitation are satisfied, holders of the Notes who validly tender their Notes pursuant to the offer and validly deliver their consents pursuant to the solicitation by 5:00 p.m., New York City time, August 8, 2006 (the "Consent Date") (and do not validly withdraw their Notes or revoke their consents by such date), will be paid the total consideration of $1,080.00 for each $1,000 principal amount of the Notes. In addition, holders who validly tender and do not validly withdraw their Notes in the tender offer will receive accrued and unpaid interest from the last interest payment date up to, but not including, the date of payment.

In connection with the tender offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain other provisions. The Company is offering to make a consent payment of $30.00 per $1,000 principal amount of the Notes (which is included in the total consideration described above) to holders who validly tender their Notes prior to the Consent Date. Payment in such case will be made promptly after Evergreen determines to accept the Notes tendered prior to 5:00 p.m., Eastern Time, on the Consent Date, which acceptance date is expected to be on or about August 16, 2006 or such later date as the New Credit Facility is in place. Holders who tender their Notes after the Consent Date will not receive the consent payment. Prior to the Consent Date, holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on August 21, 2006, unless otherwise extended or earlier terminated.

The Company will not be required to purchase any of the Notes tendered or pay any consent payments unless certain conditions have been satisfied, including the valid tender of a majority in aggregate principal amount of the Notes outstanding and the valid delivery of the accompanying consents, the execution and delivery of a supplemental indenture and the receipt of net cash proceeds from the New Credit Facility sufficient to finance the Offer.

Credit Suisse Securities (USA) LLC is serving as the exclusive Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the terms of the tender offer or consent solicitation should be directed to Credit Suisse Securities (USA) LLC Attn: Liability Management Group at (212) 325-7596 or (800) 820-1653. The Tender Agent and Information Agent is D.F. King & Co., Inc. Any questions or requests for assistance or additional copies of documents may be directed to the Information Agent toll free at (800) 290-6426 (bankers and brokers call collect at (212) 269-5550).

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities nor a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated July 20, 2006.

About Evergreen

Evergreen International Aviation, Inc. is a portfolio of five diverse aviation companies headquartered in McMinnville, Oregon. With international operating authority and a network of global offices and affiliates, Evergreen consists of an international cargo airline that owns and operates a fleet of Boeing 747s, an unlimited aircraft maintenance, repair, and overhaul facility, a full-service helicopter company, an aircraft ground handling company, and an aircraft sales and leasing company. In addition to these endeavors, Evergreen owns and operates Evergreen Agricultural Enterprises and is headquartered near the not-for-profit Evergreen Aviation Museum, home of the Spruce Goose.

Forward Looking Information

Certain information included in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. There are important factors that could cause our actual results to differ materially from the results discussed or implied in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties include the following: our reliance on a few customers, particularly the U.S. Air Force Air Mobility Command and the U.S. Postal Service, with whom we currently have contracts to provide services that generate a large portion of our revenue; our future compliance with the terms of our debt agreements and other material contracts; weakness in our internal controls; general conditions in the aviation industry, including competition and demand for air cargo services; our ability to adequately maintain our fleet; the effect of government laws and regulations, particularly those relating to aviation and transportation; the effect of national, international and regional political and economic conditions and fluctuations in currency rates; risks related to our operations in dangerous locations and the hazardous cargo we carry; risks related to war, terrorist attacks, expropriation of our property and hostilities directed at U.S. companies abroad; our dependence on certain key personnel; our ability to maintain adequate insurance coverage at favorable prices; and fluctuations in the cost of fuel.

If one or more of the assumptions underlying our forward-looking statements proves incorrect, then Evergreen's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this press release. Therefore, we caution you not to place undue reliance on our forward-looking statements. We disclaim any obligation, and make no promise, to update risk factors or forward-looking statements or to publicly announce the results of any revision to forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.